Exhibit 99.1

Pharmacopeia Announces Fourth Quarter and Year-End Financial Results for 2007

Company advances DARA in the clinic, adds SARM clinical program and achieves milestones in GSK alliance

February 28, 2008 - Princeton, NJ — Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter and year ended December 31, 2007, and highlighted several important therapeutic developments and corporate milestones achieved since the completion of the third quarter of 2007.

During the fourth quarter of 2007, the company achieved the following milestones:

•                  Pharmacopeia announced additional positive results from the company’s Phase 1 multiple ascending dose (MAD) study of its lead internal product candidate, PS433540 (DARA).  The data demonstrated that PS433540 produced statistically significant, dose dependent increases versus placebo in plasma-renin activity levels, as well as reductions in systolic and diastolic blood pressure.  These findings are in addition to previously reported top line results from the MAD trial that showed all doses of PS433540 up to 1,000 mg daily for 4 weeks to be safe and well-tolerated.

This MAD study was designed to evaluate the 14-day safety and tolerability of 50, 100, 250, 500 and 1,000 mg doses of PS433540 in healthy volunteers.  Study investigators witnessed a dose dependent increase in plasma-renin activity levels for PS433540, which was more pronounced at Day 15 than at Day 1. This observed increase in plasma-renin activity is indicative of PS433540’s ability to block the angiotensin receptor, which is involved in blood pressure control. Furthermore, associated with the increase in plasma-renin activity levels was a decrease in both diastolic and systolic blood pressure for PS433540 of up to 15 mmHg.  The company believes that these preliminary results may support the potential use of PS433540 as a new therapeutic option for certain patients affected by hypertension and related disorders.

•                  Pharmacopeia announced that it licensed a Phase 1 selective androgen receptor modulator (SARM) program from Bristol-Myers Squibb Company (BMS), including lead and back-up compounds. Pharmacopeia plans to develop the lead compound from this program, PS178990, as a potential novel treatment for muscle wasting associated with end-stage renal disease, cancer- and AIDS-related cachexia and recovery from severe burns and traumatic surgery. The SARM program has a broad portfolio of pending composition of matter patent applications that, if granted, would provide intellectual property coverage to the SARM program through at least 2023. PS178990 has been well characterized both in preclinical studies and in a Phase 1 single ascending dose study. The company plans to conduct several Phase 1 studies in 2008, including the initiation of a multiple ascending dose study of PS178990, to obtain additional safety and tolerability data before entering Phase 2.

In consideration for the SARM program license, Pharmacopeia will apply a portion of its existing medicinal chemistry resources to an unrelated BMS discovery program for up to three years. In addition, the company would pay BMS milestone payments at submission and on approval of a therapeutic product for marketing and a stepped royalty on net sales of therapeutic products, if any, resulting from the SARM program.

•                  Pharmacopeia announced that it identified two new lead compounds for advancement in its alliance with GlaxoSmithKline (GSK), through its collaboration with the Center of Excellence for External Drug Discovery.  As a result of the identification of these new lead compounds, Pharmacopeia received milestone payments totaling $1 million from GSK.  The first of the lead compounds is the initial lead in a program addressing respiratory disease.  The other newly identified lead compound is the second from a program in inflammatory pain.

Subsequent to the end of the year:

•                  Pharmacopeia announced the completion of recruitment in the company’s multi-center Phase 2a clinical study of PS433540.  The objective of the Phase 2a randomized, double-blind, placebo-controlled, parallel-group study is to evaluate the efficacy and safety of 200 and 500 mg of PS433540 in subjects with Stage I and Stage II hypertension. The company expects to announce results from this Phase 2a study in the second quarter of 2008.

•                  Pharmacopeia announced the nomination of a development compound from its internal CCR1 discovery program.  The compound, known as PS031291, is a potent and highly selective antagonist at the CCR1 chemokine receptor, which has been implicated as playing a significant role in multiple inflammatory and autoimmune disease processes. Pharmacopeia believes PS031291 may possess significant potential in the oral treatment of multiple myeloma and various inflammatory diseases including rheumatoid arthritis.

“During 2007, Pharmacopeia’s therapeutic pipeline grew and matured more than at any time in the past. Phase 2a DARA results that are expected in the second quarter have the potential to add important value to the program,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer. “Also during 2007, our alliances with GlaxoSmithKline, Schering-Plough and Bristol-Myers Squibb each achieved significant milestones.  In 2008, we anticipate that successes with internal programs and external alliances will continue to build our therapeutics portfolio.”

FOURTH QUARTER & YEAR END 2007 FINANCIAL RESULTS

At December 31, 2007, Pharmacopeia had cash, cash equivalents and marketable securities of $71.3 million, exceeding the company’s year-end guidance of between $65 million and $70 million. Net cash used in operating activities for the year ended December 31, 2007 was $11.1 million, which included the receipt of an aggregate $20.0 million in up-front payments in connection with Pharmacopeia’s alliances with Wyeth and Organon and $5.0 million in additional research funding in connection with Pharmacopeia’s alliance with GSK.  Absent the receipt of $25.0 million from these collaborators, Pharmacopeia’s net cash used in operating activities in 2007 would have been approximately $36.1 million.

Pharmacopeia reported a net loss of $19.3 million, or ($0.65) per share, for the quarter ended December 31, 2007. The company recorded a net loss of $8.2 million, or ($0.41) per share, for the same quarter in 2006. For the year ended December 31, 2007, Pharmacopeia recorded a net loss of $47.9 million, or ($1.79) per share. Pharmacopeia recorded a net loss of $27.8 million, or ($1.69) per share for the 2006 year.

Additional financial highlights for the quarter and year ended December 31, 2007 were as follows.

Pharmacopeia’s net revenue was $5.0 million for the quarter ended December 31, 2007, compared to $3.3 million for the quarter ended December 31, 2006, an increase of 53%. The increase in net revenue for the three months ended December 31, 2007 was primarily due to increased research revenue from the company’s alliances with Wyeth, Organon, GSK and BMS. For the year ended December 31, 2007, net revenue was $21.4 million, compared to $16.9 million for the full year in 2006, an increase of 26%. The increase in net revenue for the year ended December 31, 2007 was largely due to increased research revenue from the company’s alliances with Wyeth, GSK, Cephalon, and BMS.

Collaborative research and development expense increased 86% to $7.0 million in the three months ended December 31, 2007, compared to $3.8 million in the three months ended December 31, 2006. This increase was due to increased resources allocated to Pharmacopeia’s alliance with GSK, coupled with resources expended on the company’s JAK3 program. The expense for the JAK3 program has been primarily classified as collaborative research and development expense since the company partnered the program with Wyeth in December 2006. Prior to 2007, resources expended on the company’s JAK3 program were classified as proprietary research and development expense. For the year ended December 31, 2007, collaborative research and development expense increased 75% to $23.7 million, compared to $13.6 million for the same period in 2006. This increase was due to increased resources allocated to Pharmacopeia’s alliances with Cephalon, GSK and Wyeth.

The company incurred proprietary research and development expense of $17.3 million in the quarter ended December 31, 2007, compared to $6.0 million in the same period in 2006, an increase of 190%. For the year ended December 31, 2007, proprietary research and development expense increased to $39.3 million, compared to $23.5 million for the same period in 2006, an increase of 67%. The increase in the quarter and year ended December 31, 2007 was largely due to the company’s licensing of the SARM program from BMS, for which the company recorded a non-cash charge of $9.2 million. Exclusive of this charge, proprietary research and development expense increased 36% and 28% in the quarter and year ended December 31, 2007, respectively. These increases were primarily due to costs related to clinical development studies for the DARA program and resources expended on the CCR1 program.

General and administrative expense was $3.0 million for the quarter ended December 31, 2007, compared to $2.8 million for the same period in 2006, an increase of 4%. General and administrative expense was $11.0 million for the year ended December 31, 2007, compared to $9.8 million for the same period in 2006, an increase of 12%. The increase in general and administrative expense was due to increased consulting, recruiting and legal costs.

2008 GOALS

In 2008, Pharmacopeia will continue to work diligently to achieve its goal of increasing shareholder value by executing a strategy that focuses on progressing the company’s clinical programs and continues to leverage its drug discovery capabilities. In 2008 consistent with this strategy Pharmacopeia plans to:

•                  Progress the DARA program, including the completion of a second Phase 2 clinical trial for PS433540 in hypertensive patients;

•                  Progress the SARM program, including the initiation of a Phase 1 multiple ascending dose study for PS178990;

•                  Advance the CCR1 development program toward filing an Investigational New Drug application;

•                  Advance Pharmacopeia’s collaborative alliances; and

•                  End the year with cash, cash equivalents and marketable securities in excess of $55 million.

Further details regarding Pharmacopeia’s fourth quarter and year-end results will be presented in a conference call today, February 28, 2008 at 5:00 p.m. Eastern Time. Dr. Les Browne, President and Chief Executive Officer and Mr. Brian M. Posner, Executive Vice President and Chief Financial Officer will host the call. Forward-looking and material information may be discussed on this conference call.

Date: February 28, 2008
Time: 5:00 p.m. EST
U.S./Canadian Participants: (877) 627-6590
International Participants: (719) 325-4938
Confirmation Code: 2681841
Name of Conference: Pharmacopeia’s Fourth Quarter and Full Year 2007 Financial Results

Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call, can be accessed by dialing toll-free (888) 203-1112 in the U.S. or (719) 457-0820 outside the U.S. The access code for the replay is 2681841. Replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including seven clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease. The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline. Pharmacopeia has established strategic agreements with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Organon, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contact:
Brian M. Posner
Executive Vice President and Chief Financial Officer
Pharmacopeia
609-452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, PS178990 and PS031291, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise

PHARMACOPEIA, INC.

SELECTED  FINANCIAL DATA

(Dollars in thousands, except share and per share data)

Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Years Ended Ended December 31,
	2007	2006	2007	2006
Revenue
Net revenue	$5,011	$3,271	$21,406	$16,936

Operating Expenses
Collaborative research and development expense	7,038	3,791	23,735	13,551
Proprietary research and development expense	17,308	5,963	39,273	23,524
General and administrative expense	2,966	2,847	10,991	9,848
Total operating expenses	27,312	12,601	73,999	46,923
Operating loss	(22,301)	(9,330)	(52,593)	(29,987)
Interest and other income	1,035	535	3,815	1,568
Interest and other expense	(58)	—	(78)	—
Change in warrant liability	1,298	89	173	89
Restructuring credits	—	—	—	88
Loss before income taxes	(20,026)	(8,706)	(48,683)	(28,242)
Benefit from income taxes	(771)	(515)	(823)	(478)
Net loss	$(19,255)	$(8,191)	$(47,860)	$(27,764)

Net loss per share:
– Basic and diluted	$(0.65)	$(0.41)	$(1.79)	$(1.69)

Weighted average number of common stock shares outstanding:
– Basic and diluted	29,616,354	20,085,880	26,738,853	16,448,030

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and marketable securities	$71,315	$46,140
Accounts receivable, net	—	5,000
Other assets, net	19,083	14,987
Total assets	$90,398	$66,127

Current liabilities	$37,471	$18,750
Long-term liabilities	29,843	16,946
Total stockholders’ equity	23,084	30,431
Total liabilities and stockholders’ equity	$90,398	$66,127